CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Company’s registration of 12,758,694 common shares of the Company, which may be issued by the Company pursuant to the BlackBerry-Cylance Stock Plan and the inducement performance-based restricted share unit awards, of our reports dated March 28, 2018 [Reference 001-38232], with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 40-F) for the year ended February 28, 2018, filed with the Securities and Exchange Commission.

Waterloo, Canada                          Chartered Professional Accountants February 22, 2019                             Licensed Public Accountants